Exhibit 15.1

34/F, Tower 3, China Central Place, 77 Jianguo Road, Beijing 100025, China

Telephone: (86-10) 5809-1000    Facsimile: (86-10) 5809-1100

November 21, 2025

Fang Holdings Limited

Tower A, No. 20 Guogongzhuang Middle Street

Fengtai District, Beijing 100070

The People’s Republic of China

Dear Sirs,

We consent to the references to our firm under “Item 3. Key Information-Permissions Required from the PRC Authorities for Our Operations”, “Item 3. Key Information-D. Risk Factors- Risks related to doing business in China-We may be treated as a resident enterprise for PRC tax purposes under the New EIT Law and therefore be subject to PRC taxation on our worldwide income”, “Item 3. Key Information-D. Risk Factors- Risks related to doing business in China-We rely primarily on dividends and other distributions on equity paid by our subsidiaries, and any limitation on the ability of our subsidiaries to make payments to us could have a material adverse effect on our ability to conduct our business as well as our liquidity”, “Item 3. Key Information-D. Risk Factors-Risks related to doing business in China- Fluctuations in the exchange rates of the Renminbi could materially and adversely affect the value of our shares, ADSs or notes and result in foreign currency exchange losses”, “Item 4. Information on the Company-B. Business Overview-Regulation- Restrictions on Foreign Ownership in the Online Advertising Industry” in Fang Holdings Limited’s Annual Report on Form 20- F for the year ended December 31, 2024 (the “Annual Report”), which is filed with the Securities and Exchange Commission (the “SEC”) on November 21, 2025. We also consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ Jingtian & Gongcheng
Jingtian & Gongcheng